Exhibit (h)(iv)

AMENDMENT TO
TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AMENDMENT is made as of April 3, 2017, by and between The James Advantage Funds (the “Trust”), organized as a Ohio business trust, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, the Trust and ALPS have entered into a Transfer Agency and Service Agreement dated February 22, 2010 (the “Agreement”);

WHEREAS, effective April 3, 2017, the James Balanced: Golden Rainbow Fund added a Class T share class to the series; and

WHEREAS, the Trust and ALPS wish to modify the Agreement to reflect the addition of the Class T share class to the James Balanced: Golden Rainbow Fund.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Effective as of April 3, 2017, Appendix A of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

2.	All other provisions of the Agreement shall remain unchanged.

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IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

The James Advantage Funds		ALPS Fund Services, Inc.

By:	/s/ Thomas L. Mangan	By:	/s/ Jeremy O. May
Name: Thomas L. Mangan		Name: Jeremy O. May
Title: Chief Financial Officer		Title: President

APPENDIX A

LIST OF FUNDS

Dated as of April 3, 2017

James Balanced: Golden Rainbow Fund
Institutional Class Shares: GLRIX
Retail Class Shares: GLRBX
Class T Shares: GLRTX
James Small Cap Fund (JASCX)
James Mid Cap Fund (JAMDX)
James Micro Cap Fund (JMCRX)
James Long-Short Fund (JAZZX)
James Aggressive Allocation Fund (JAVAX)